Exhibit B


                                CSW Energy, Inc.
                              Statements of Income
               For the Twelve Months Ended March 31, 2000 and 1999
                                   (Unaudited)
                                    ($000's)

                                                                   2000            1999


OPERATING REVENUE:
           Electric revenues                                       $81,242        $ 73,129
           Thermal revenues                                         22,259          45,936
           Equity in Income from energy projects                    16,336          12,174
           Operating and mantenance contract services                9,610           6,928
           Construction contract revenue                            48,131          10,846
           Other                                                    52,952             624
                                                                -----------     -----------
                     Total operating revenue                       230,530         149,637


OPERATING EXPENSES:
           Fuel                                                     58,114          71,261
           Operating, maintnance and supplies                       12,889          18,479
           Depreciation and amortization                             6,077           9,514
           Salaries, wages and benefits                             12,397           9,132
           Construction contract expenses                           40,245           8,368
           General and administrative                               13,270           6,838
           Operating and maintenance contract services               5,176           4,656
                                                                -----------     -----------
                     Total operating expenses                      148,168         128,248

INCOME FROM OPERATIONS                                              82,362          21,389

OTHER INCOME (EXPENSE)
           Interest income                                          30,033          49,170
           Interest expense                                        (25,743)        (58,437)
           Other, net                                               (3,261)          2,816
                                                                -----------     -----------
                     Total other (expense)                           1,029          (6,451)

INCOME  BEFORE INCOME TAXES                                         83,391          14,938

PROVISION  FOR INCOME TAXES                                         34,400           6,240
                                                                -----------     -----------

            Net income                                              48,991           8,698

EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                 -           4,518
                                                                -----------     -----------

                                                                   $48,991         $ 4,180
                                                                ===========     ===========

